Exhibit 99.1

Conference call:	Today, November 9, 2009 at 4:30 P.M. EST
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	212-231-2904 or 415-226-5358

Wave Q3 Revenues Rose 164% to $4.8 Million
with Record Total Billings of $5.2 Million

Q3’09 was Wave’s Second Consecutive Quarter of Positive EBITDAS

Lee, MA—November 9, 2009 -Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the third quarter (Q3) and nine months ended September 30, 2009 and reviewed recent corporate progress and developments.

Principally reflecting higher bundled software royalties, services revenue and increased software upgrade sales, Wave’s Q3 2009 net revenues rose 164% to $4.8 million, compared with Q3 2008 net revenues of $1.8 million.  Q3 ‘09 net revenues rose 1% over Q2 ‘09 due to a 7% increase in licensing revenue that more than offset a decline in services revenue related to the completion of a government contract in Q3 ‘09.  Total billings for Q3 2009 grew 13% to $5.2 million compared to Q2 ‘09 and grew 126 % as compared to Q3 ‘08.  A reconciliation of total billings to total net revenues is provided below.

Reflecting ongoing cost reduction efforts aimed at improving Wave’s cash flow from operations, Q3 ‘09 SG&A expense declined by 27% to $2.9 million from $4.0 million in Q3 ‘08, while research andevelopment expenses were reduced by 35% to $2.1 million from $3.2 million in Q3 ‘08.  On a sequential basis, Q3 ‘09 SG&A was in line with Q2 ‘09 SG&A while research and development expense increased 15% from $1.8 million in Q2 ‘09 as a result of required investments in product development.

Wave’s Q3 ‘09 net loss was $479,000, or $0.01 per basic and diluted share, compared with a Q3 ‘08 net loss of $5.6 million, or $0.10 per basic and diluted share, and Wave’s Q2 2009 net loss of $344,000, or $0.01 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the third quarters of 2009 and 2008 of 71.8 million and 57.9 million, respectively, and 66.4 million in the second quarter of 2009.

To highlight its operational performance on a cash-flow basis, Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense.  For Q3 ‘09 Wave reported its second consecutive quarter of positive EBITDAS.  Q3 ‘09 EBITDAS was $60,000, compared to negative EBITDAS of $5.0 million in Q3 ‘08.  A reconciliation of net income to EBITDAS is provided below.

As of September 30, 2009, Wave had total current assets of $5.2 million as compared to $2.4 million at June 30, 2009 and compared with $2.9 million at December 31, 2008.  Wave’s deferred revenue rose to $1.6 million at September 30 as compared with $1.2 million at the end of Q2 ‘09.

Steven Sprague, President and CEO of Wave Systems, commented, “Having achieved year-over-year and quarterly growth in our software licensing sales, despite ongoing challenges in tech sector spending, Wave was able to report total net revenue of $4.8 million in Q3 ‘09, as well as record total billings of $5.2 million.  Of equal importance, Wave achieved positive EBITDAS for the second straight quarter.”

“We continue to see encouraging interest in our EMBASSY security solutions for managing self-encrypting hard drives,” Sprague added. “Shipments of our EMBASSY Trusted Drive Manager with self-encrypting drives sold by our OEM customers increased 42 percent in Q3 ‘09 versus Q2 ‘09.  While the shipment volumes remain relatively modest, we are pleased with our continued progress on this front.

“In Q3 ‘09, our billings attributable to upgrades to our EMBASSY Remote Administration Server (ERAS) grew 98 percent over Q2 ‘09.  We completed ERAS upgrade sales across market segments in the U.S. and Europe, including advertising, aerospace, construction, finance, government, healthcare, IT, legal,  non-profit, utilities and telecommunications.  In addition, we completed an installation of EMBASSY software for the management of Trusted Platform Modules (TPMs) to strengthen the security of user certificates for one of the world’s largest  professional services firms.

“Finally, we recently reported a $1.6 million professional services contract from a U.S. government agency which followed an earlier $786,000 services contract completed in Q3 ‘09.  We continue to actively support their review and analysis of trusted computing solutions,” Sprague concluded.

Summary of Recent Progress/Developments:

•                  In September Wave announced its participation in the first open pilot program to enable the public to register and participate in government websites without creating new user names and passwords.  Wave joined Yahoo!, PayPal, Google, Equifax, AOL, Citi and others in offering solutions based on OpenID and Information Card technologies.  Wave developed a service that combined the hardware security of the TPM with open identities for secure, single sign-on access to Web services, utilizing OpenID and Security Assertion Markup Language (SAML).

•                  At Digital ID World in September Wave released and demonstrated a beta version of id.wave.com, its new identity service for strong authentication and single-sign on to Web services and applications in the Cloud.  id.wave.com takes advantage of the TPM security chip to secure users’ authentication identities with keys held in the TPM.

•                  During the Intel Developers Forum in San Francisco, Wave demonstrated remote, out-of-band management of self-encrypting drives using Intel® vPro™ Technology with Wave’s EMBASSY® client and server software.  The solution allows a secure network unlock of the drives automatically by an administrator, regardless of whether the PC is powered on or not and independent of the operating system.

•                  Systems integrator NCI Information Systems (NCI) named Wave Systems as one of its subcontractors for the U.S. General Services Administration (GSA) Alliant prime contract.

•                  Wave continued to ramp its global marketing efforts demonstrating at GITEX Technology Week in Dubai at Dell’s booth.  The show, which attracted more than 100,000 attendees, is one of the world’s largest information technology exhibitions.  Wave showcased its advanced lifecycle management tools for self-encrypting drives available directly from Dell.

•                  Wave’s eSignSystems division was named to Mortgage Technology magazine’s elite “Lasting Impact Award,” recognizing eSign for its contributions to the burgeoning electronic mortgage space.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the TCG’s “Opal” self-encrypting drive standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than many existing software-based encryption solutions.  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net revenues:
Licensing	$4,717,523	$1,821,225	$12,872,911	$5,442,830
Services	126,283	13,482	802,716	76,249
Total net revenues	4,843,806	1,834,707	13,675,627	5,519,079

Operating expenses:
Licensing	232,661	198,354	583,062	567,222
Services	71,041	8,614	455,870	56,797
Selling, general, and administrative	2,942,158	4,048,641	9,268,818	12,589,387
Research and development	2,071,652	3,177,408	5,697,738	9,576,213
Total operating expenses	5,317,512	7,433,017	16,005,488	22,789,619
Operating loss	(473,706)	(5,598,310)	(2,329,861)	(17,270,540)

Other income (expense):
Interest income	167	1,395	651	23,682
Interest expense	(5,177)	(7,817)	(16,491)	(7,817)
Total other income (expense)	(5,010)	(6,422)	(15,840)	15,865

Net loss	$(478,716)	$(5,604,732)	$(2,345,701)	$(17,254,675)

Loss per common share — basic and diluted	$(0.01)	$(0.10)	$(0.04)	$(0.32)

Weighted average number of common shares outstanding during the period	71,799,844	57,896,307	66,717,852	54,261,426

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Total net revenues	$4,843,806	$1,834,707	$13,675,627	$5,519,079
Increase in deferred revenue	350,156	461,921	115,655	761,535

Total billings (Non-GAAP)	$5,193,962	$2,296,628	$13,791,282	$6,280,614

Net loss as reported	$(478,716)	$(5,604,732)	$(2,345,701)	$(17,254,675)
Interest (income) expense	5,010	6,422	15,840	(15,865)
Income tax (benefit) expense	—	—	—	—
Depreciation and amortization	65,387	105,290	190,950	279,328
Stock-based compensation expense	468,041	501,008	1,309,465	1,706,247

EBITDAS (Non-GAAP)	$59,722	$(4,992,012)	$(829,446)	$(15,284,965)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$3,137,299	$951,563
Accounts receivable, net of allowance for doubtful accounts of $-0- at September 30, 2009 and $16,364 at December 31, 2008	1,678,750	1,701,829
Prepaid expenses	381,049	227,967
Total current assets	5,197,098	2,881,359
Property and equipment, net	278,054	408,440
Other assets	132,161	139,975
Total Assets	5,607,313	3,429,774

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	5,228,290	7,655,834
Current portion of capital lease payable	60,686	63,537
Deferred revenue	1,599,699	1,484,044
Total current liabilities	6,888,675	9,203,415
Long-term portion of capital lease payable	199,415	245,362
Total liabilities	7,088,090	9,448,777

Stockholders’ Equity (Deficit):
8% Series I Convertible Preferred stock, $.01 par value. 220 shares issued and outstanding (liquidation preference of $968,000) in 2009 and 2008	2	2
Series J Convertible Preferred stock, $.01 par value. -0- shares issued and outstanding (liquidation preference of $-0-) in 2009 and 91 shares issued and outstanding (liquidation preference of $364,000) in 2008	—	1
8% Series K Convertible Preferred stock, $.01 par value. -0- shares issued and outstanding (liquidation preference of $-0-) in 2009 and 456 shares issued and outstanding (liquidation preference of $1,276,800) in 2008	—	5
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 72,742,818 shares issued and outstanding in 2009 and 58,877,968 in 2008	727,428	588,780
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2009 and 2008	382	382
Capital in excess of par value	344,826,976	338,081,691
Accumulated deficit	(347,035,565)	(344,689,864)
Total Stockholders’ Equity (Deficit)	(1,480,777)	(6,019,003)
Total Liabilities and Stockholders’ Equity (Deficit)	$5,607,313	$3,429,774

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